Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

P3 Health Partners Inc.

Henderson, Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2023, relating to the consolidated financial statements of P3 Health Partners Inc. (the “Company”) which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Las Vegas, Nevada

May 1, 2023